Exhibit 99.1

NewLake Capital Partners Reports Second Quarter and First Half 2021 Financial Results

Closed Initial Public Offering in August 2021

New Canaan, CT, September 10, 2021 /GLOBE NEWSWIRE/ — NewLake Capital Partners, Inc. (OCTQX: NLCP) (“The Company” or “NewLake”), a leading provider of real estate capital to state-licensed cannabis operators, today announced its financial results for the second quarter and six months ended June 30, 2021.

On August 13, 2021, the Company closed on its initial public offering of 3,905,950 shares of common stock at an initial public offering price of $26.00 per share for gross proceeds of approximately $102 million before deducting placement agent fees and offering expenses.

“We are pleased with the Company’s growth during the second quarter of 2021 and given the capital we recently raised in our Initial Public Offering, we are well positioned to continue that growth,” said David Weinstein, Chief Executive Officer of NewLake Capital Partners.

Second Quarter 2021 Financial Highlights and Subsequent Events (comparison is to the second quarter of 2020):

●	Revenue totaled $6.7 million, as compared to $2.1 million.
●	Net income attributable to common shareholders totaled $2.7 million or $0.16 per basic and diluted share as compared to $0.3 million.
●	Adjusted funds from operations (“AFFO”) totaled $4.9 million or $0.28 per basic and diluted share.
●	Funds from operations (“FFO”) totaled $4.8 million or $0.28 per basic and $0.27 per diluted share.
●	Cash and cash equivalents as of June 30, 2021 was $76.5 million.
●

On August 11, 2021, prior to closing the Company’s IPO, the Company declared a special cash dividend on its common stock, dividend equivalents on its restricted stock units, and in capacity as a general partner of the operating partnership, authorized distributions on its OP units totaling approximately $2.1 million ($0.12 per share) to shareholders of record on August 11, 2021.

First Half 2021 Financial Highlights (comparison is to the first half of 2020)

●	Revenue totaled $11.1 million, as compared to $4.2 million.
●	Net income attributable to common shareholders totaled $4.2 million or $0.31 per basic and $0.30 per diluted share as compared to $1.0 million.
●	AFFO totaled $8.3 million or $0.61 per basic and diluted share.
●	FFO totaled $7.3 million or $0.54 per basic and $0.53 per diluted share.

Acquired Properties During the Six Months Ended June 30, 2021:

Tenant	Market	Total Real Estate Costs (1)
Trulieve	Pennsylvania	$41,100
Columbia	Massachusetts	17,946
Columbia	Illinois	14,467
Curaleaf	Connecticut	3,374
PharmaCann	Massachusetts	2,450
Curaleaf	Arkansas	2,478
Curaleaf	Ohio	3,935
Curaleaf	Illinois	1,991
Curaleaf	Illinois	3,936
Columbia	Illinois	1,421
Curaleaf	North Dakota	2,529
Columbia	Massachusetts	2,693
Curaleaf	Illinois	1,202
PharmaCann	Massachusetts	1,901	(2)
Curaleaf	Pennsylvania	2,596
PharmaCann	Pennsylvania	1,570
Columbia	California	4,846
Curaleaf	Pennsylvania	2,237
Curaleaf	Illinois	693
Acquired through Merger		113,365

Mint	Massachusetts	1,600
Mint	Arizona	2,715	(3)
Revolutionary	Massachusetts	42,852	(4)
Total		$160,532

(1) Includes real estate, in-place lease costs and allocated transaction costs. (2) Includes $806,540 of tenant improvement reimbursement commitments which have not been funded as of June 30, 2021.
(3) Includes $315,035 of tenant improvement reimbursement commitments which have been fully funded.

(4) Includes $40.1 million in cash and 88,200 OP units issued in connection with the purchase of the property. The Company is required to issue 132,727 OP Units pursuant to a contribution agreement if certain conditions are met.

Financial Results:

Rental income for the three months ended June 30, 2021, increased by approximately $4.5 million, to approximately $6.7 million, compared to approximately $2.1 million for the three months ended June 30, 2020. The increase in rental revenue was primarily attributable to:

●

The Mount Dora, Florida property, acquired in August 2020, which generated approximately $1.8 million of rental income for the three months ended June 30, 2021 and no revenue during the three months ended June 30, 2020.

●	The nineteen properties acquired in March 2021 in connection with the Merger, which generated approximately $2.5 million of rental revenue for the three months ended June 30, 2021.
●	The expansion of a property that was funded during the second quarter of 2020, which generated an additional $0.2 million of rental income for the three months ended June 30, 2021.
●

The three properties acquired during the three months ended June 2021, which generated approximately $73,000 of rental income in 2021. The property sold in November 2020 generated approximately $0.1 million of rental income for the three months ended June 30, 2020. In addition, approximately $20,000 of the increase in rental revenue is attributable to annual rent escalations from properties acquired in prior periods.

Rental income for the six months ended June 30, 2021, increased by approximately $6.9 million, to approximately $11.1 million, compared to approximately $4.2 million for the six months ended June 30, 2020. The increase in rental revenue was primarily attributable to:

●	The Mount Dora, Florida property, acquired in August 2020, which generated approximately $3.5 million of rental income in 2021 and no revenue during the six months ended June 30, 2020.
●

The nineteen properties acquired in March 2021 in connection with the Merger, which generated approximately $2.9 million of rental revenue in 2021, representing the period from Merger closing on March 17, 2021 to June 30, 2021.

●	The expansion of a property that was funded during the second quarter of 2020, which generated an additional $0.5 million of rental income during the six months ended June 30, 2021.
●

The three properties acquired in April 2021 and June 2021, which generated approximately $73,000 of rental income in 2021. The property sold in November 2020 generated approximately $0.3 million of rental income for the six months ended June 30, 2020. In addition, approximately $40,000 of the increase in rental revenue is attributable to annual rent escalations from properties acquired in prior periods.

Net income attributable to common shareholders for the three months ended June 30, 2021, increased to $2.7 million or $0.16 per basic and diluted share, compared to $0.3 million for the same period in 2020. Net income for the six months ended June 30, 2021, increased to $4.2 million or $0.31 per basic and $0.30 per diluted share, compared to $1.0 million for the same period in 2020.

For the second quarter of 2021, FFO attributable to common shareholders and FFO per diluted share was approximately $4.8 million and $0.27, respectively, and AFFO attributable to common shareholders and AFFO per diluted share was approximately $4.9 million and $0.28, respectively. For the first six months of 2021, FFO attributable to common shareholders and FFO per diluted share was approximately $7.3 million and $0.53, respectively, and AFFO attributable to common shareholders and AFFO per diluted share was approximately $8.3 million and $0.61, respectively.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income attributable to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Third Quarter 2021 Inaugural Teleconference and Webcast Notice:

Management intends to host quarterly conference calls to discuss its quarterly financial results commencing with the third quarter ending September 30, 2021. The company will host a conference call in November 2021 to discuss third quarter results and a press release announcing the call with dial in and webcast information will be issued in advance of the hosting date.

About NewLake Capital Partners, Inc.
NewLake Capital Partners, Inc. is an internally-managed real estate investment trust that provides real estate capital to state-licensed cannabis operators through sale-leaseback transactions, third-party purchases and funding for build-to-suit projects. NewLake owns a portfolio of 27 cultivation facilities and dispensaries utilized in the cannabis industry that are leased to single tenants on a long-term basis. For more information, please visit www.newlake.com.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “project,” “continue” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs and expectations. Forward-looking statements, including statements regarding the timing of settlement and the use of proceeds of the initial public offering, are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, changes in the condition of the U.S. economy and, in particular, the U.S. real estate market.

NEWLAKE CAPITAL PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS:

Real Estate
Land	$15,446	$2,490
Building and Improvements	248,930	124,121
Total Real Estate	264,376	126,611
Less Accumulated Depreciation	(5,200)	(2,650)
Net Real Estate	259,176	123,961
Cash and Cash Equivalents	76,530	19,617
In-Place Lease Intangible Assets, net	25,008	-
Other Assets	1,718	598

TOTAL ASSETS	$362,432	$144,176

LIABILITIES AND EQUITY:

LIABILITIES:

Security Deposits Payable	$5,431	$1,594
Dividends, Dividend Equivalents and Distributions Payable	4,277	894
Accrued Expenses and Other Liabilities	1,895	659
Rent Received in Advance	913	-
Tenant Improvements Payable	807	-

Total Liabilities	13,323	3,147

COMMITMENTS AND CONTINGENCIES

EQUITY:

Preferred Stock, $0.01 Par Value, 100,000,000 Shares Authorized, 12.5% Series A Redeemable Cumulative Preferred Stock, 0 and 125 Shares Issued and Outstanding at June 30, 2021 and December 31, 2020	-	61
Common Stock, $0.01 Par Value, 400,000,000 Shares Authorized, 17,329,964 Shares Issued and Outstanding at June 30, 2021
Additional Paid-In Capital	359,514	151,778
Accumulated Deficit	(19,415)	(17,154)

Total Stockholders' Equity	340,272	134,763

NONCONTROLLING INTERESTS - OPERATING PARTNERSHIP	8,837	6,266

Total Equity	349,109	141,029

TOTAL LIABILITIES AND EQUITY	$362,432	$144,176

NEWLAKE CAPITAL PARTNERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except share and per share amounts)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2021	2020	2021	2020
REVENUE:

Rental Income	$11,068	$4,151	$6,650	$2,141

EXPENSES:

Depreciation and Amortization Expense	3,137	960	2,051	498
General and Administrative Expense	2,591	2,328	1,702	1,321
Stock-Based Compensation	1,004	13	97	6

TOTAL EXPENSES	6,732	3,301	3,850	1,825

INCOME FROM OPERATIONS	4,336	850	2,800	316

OTHER INCOME:
Interest Income	18	152	16	2

TOTAL OTHER INCOME	18	152	16	2

NET INCOME	4,354	1,002	2,816	318

Preferred Stock Dividends	(4)	(8)	-	(4)

Net Income Attributable to Noncontrolling Interests	(155)	-	(78)	-

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,195	$994	$2,738	$314

Net Income Attributable to Common Stockholders Per Share - Basic	$0.31	$0.14	$0.16	$0.04

Net Income Attributable to Common Stockholders Per Share - Diluted	$0.30	$0.14	$0.16	$0.04

Weighted Average Shares of Common Stock Outstanding - Basic	13,645,990	7,060,250	17,329,964	7,060,250

Weighted Average Shares of Common Stock Outstanding - Diluted	13,759,484	7,063,250	17,455,599	7,063,250

The table below is a reconciliation of net income attributable to common stockholders to FFO and AFFO for the six and three months ended June 30, 2021 and 2020 (in thousands, except share and per share amounts):

	For the Six Months ended June 30,		For the Three Months ended June 30,
	2021	2020	2021	2020

Net income attributable to common stockholders	$4,195	$994	$2,738	$314
Real estate depreciation and amortization	3,137	960	2,051	498
FFO attributable to common stockholders	7,332	1,954	4,789	812
Stock- based compensation	1,004	13	97	6
AFFO attributable to common stockholders	$8,336	$1,967	$4,886	$818
FFO per share – basic	$0.54	$0.28	$0.28	$0.12
FFO per share – diluted	$0.53	$0.28	$0.27	$0.11
AFFO per share – basic	$0.61	$0.28	$0.28	$0.12
AFFO per share – diluted	$0.61	$0.28	$0.28	$0.12
Weighted average shares outstanding – basic	13,645,990	7,060,250	17,329,964	7,060,250
Weighted average shares outstanding – diluted	13,759,484	7,063,250	17,455,599	7,063,250

FFO and AFFO are non-GAAP financial measures and should not be viewed as alternatives to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that FFO and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

We calculate FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as follows: net income (loss) (computed in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by an entity. Other REITs may not define FFO in accordance with the NAREIT definition or may interpret the current NAREIT definition differently than we do and therefore our computation of FFO may not be comparable to such other REITs.

We calculate AFFO by starting with FFO and adding back non-cash and certain non-recurring transactions, including non-cash components of compensation expense and our internalization costs. Other REITs may not define AFFO in the same manner as we do and therefore our calculation of AFFO may not be comparable to such other REITs. You should not consider FFO and AFFO to be alternatives to net income as a reliable measure of our operating performance; nor should you consider FFO and AFFO to be alternatives to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

--

Contact Information:
Anthony Coniglio

President and Chief Investment Officer

NewLake Capital Partners, Inc.
aconiglio@newlake.com

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

Valter@KCSA.com

PH: (212) 896-1254

Media Contact:
McKenna Miller

KCSA Strategic Communications
MMiller@kcsa.com

PH: (212) 896-1254